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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-66034


PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED SEPTEMBER 12, 2003

(LIBERTY MEDIA LOGO)             $1,350,000,000

                           LIBERTY MEDIA CORPORATION
                          3.50% SENIOR NOTES DUE 2006

                             ----------------------

       We will pay interest on the notes on March 25 and September 25 of each year, beginning March 25, 2004. The notes will mature on September 25, 2006. We may redeem some or all of the notes at any time prior to maturity at the redemption price described in this prospectus supplement.

       The notes are our senior obligations and rank equally with all of our senior unsecured indebtedness. The notes will be issued only in registered form in denominations of $1,000.

       INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

       The notes are being offered at a public offering price of 99.764% for a total of $1,346,814,000 plus accrued interest from September 17, 2003, if settlement occurs after that date. Proceeds to us will be 99.764% of the notes, for a total of $1,346,814,000, plus accrued interest from September 17, 2003, if settlement occurs after that date. See the "Underwriting" section in this prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

       The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, societe anonyme, and Euroclear Bank S.A./N.V. on or about September 17, 2003.

                             ----------------------

                              MERRILL LYNCH & CO.

                             ----------------------

         The date of this prospectus supplement is September 12, 2003.
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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Liberty Media Corporation...................................   S-1
Recent Developments.........................................   S-1
Use of Proceeds.............................................   S-1
Description of the Notes....................................   S-1
Certain United States Federal Income Tax Considerations.....   S-3
Underwriting................................................  S-10
Legal Matters...............................................  S-11
                            PROSPECTUS
Company Summary.............................................     1
Risk Factors................................................     2
Forward-Looking Statements..................................     7
About this Prospectus.......................................     8
Use of Proceeds.............................................     8
Description of our Common Stock.............................     9
Description of our Debt Securities..........................    13
Description of our Warrants.................................    30
Plan of Distribution........................................    32
Legal Matters...............................................    33
Experts.....................................................    33
Where to Find More Information..............................    34

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
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                           LIBERTY MEDIA CORPORATION

       We own interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. We and our affiliated companies operate in the United States, Europe, South America and Asia. Our principal assets include interests in Starz Encore Group LLC, Ascent Media Group, Inc., On Command Corporation, Discovery Communications, Inc., UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., QVC, Inc., Court Television Network, Game Show Network, AOL Time Warner Inc., IAC/InterActiveCorp, Sprint PCS Group and The News Corporation Limited.

       Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is www.libertymedia.com.

                              RECENT DEVELOPMENTS

       As of June 30, 2003, we entered into definitive agreements with Comcast Corporation and Comcast QVC, Inc., an indirect wholly owned subsidiary of Comcast, pursuant to which we agreed to purchase from subsidiaries of Comcast all of Comcast's approximate 56% indirect ownership interest in QVC, Inc. for a purchase price of approximately $7.9 billion. The closing of this acquisition is expected to occur on or about September 17, 2003. At the closing, we intend to pay the purchase price with a combination of approximately $1.35 billion cash, 217,709,773 shares of our Series A common stock and $3,999,990,000 principal amount of a new series of our senior notes. Pursuant to a registration rights agreement that we entered into with Comcast and Comcast QVC, we are required to register under the Securities Act of 1933 the resale of the foregoing shares of our Series A common stock and senior notes. This registration is expected to be effective at the time of the closing of our acquisition of Comcast's interest in QVC, after which these securities may be sold by the selling securityholders into the public market or in such other matter as may be permitted by the related registration statement. QVC is an electronic retailer, marketing a wide variety of brand name products in such categories as home furnishing, fashion, beauty, electronics and fine jewelry.

                                USE OF PROCEEDS

       We will receive approximately $1.346 billion in net proceeds from the sale of the notes, before deducting expenses. We expect to use these net proceeds to fund a portion of the purchase price to be paid for Comcast's interest in QVC. See "Recent Developments" above.

                            DESCRIPTION OF THE NOTES

       The following terms of the notes supplement and, to the extent inconsistent with, replace the description of senior debt securities included in the accompanying prospectus under the heading "Description of Our Debt Securities."

GENERAL

       The notes are being issued under an indenture, dated as of July 9, 1999, between Liberty, as issuer, and The Bank of New York, as trustee, as supplemented by a fourteenth supplemental indenture, to be dated as of September 17, 2003, between Liberty and the trustee. The notes are a separate series of "senior debt securities," as described in the accompanying prospectus. Reference is made to the accompanying prospectus for a detailed summary of additional terms and provisions of the notes and the

                                       S-1
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indenture. Capitalized terms not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus and in the indenture.

       The notes initially will be limited to $1,350,000,000 aggregate principal amount. The notes are not entitled to any sinking fund. Liberty may from time to time, without the consent of the existing holders of the notes, create and issue additional notes with the same terms except for the issue price and issue date so that the new securities may be consolidated and form a single series with the notes.

INTEREST

       The notes will bear interest at the rate per annum of 3.50% from September 17, 2003, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on March 25 and September 25 each year, beginning on March 25, 2004. Interest will be paid to the persons in whose names the notes are registered at the close of business on the March 10 and September 10 next preceding the applicable interest payment date. The notes will mature on September 25, 2006.

       If the maturity date, redemption date or any interest payment date falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the maturity date, redemption date or interest payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means any day that is not a Saturday, Sunday or legal holiday on which banking institutions or trust companies in The City of New York are authorized or obligated by law or regulation to close.

OPTIONAL REDEMPTION

       The notes are redeemable, in whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the address of each registered holder of the notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 20 basis points. In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

       "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

       "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

       "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

       "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in

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writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York
City time, on the third day preceding such redemption date.

       "Reference Treasury Dealer" means each of Merrill Lynch Government Securities, Inc. and its successors and four other nationally recognized investment banking firms that are U.S. Government securities dealers (each, a primary treasury dealer). If any of the foregoing shall cease to be primary treasury dealer, we shall substitute another nationally recognized investment banking firm that is a primary treasury dealer.

       "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of principal and interest on such security that would be due after the related redemption date but for such redemption.

       On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

FORM, TERM AND DENOMINATION

       The notes are "book-entry debt securities" as described in the accompanying prospectus under the heading "Description of Our Debt Securities -- Form, Term and Denomination." The notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (which we refer to as the Depository) and registered in the name of Cede & Co., the Depository's nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Except as specifically provided below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note who or which is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States,
(2) a corporation, or other entity taxable as a corporation, that is created or organized under the laws of the United States, or any state thereof (including the District of Columbia), (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election in effect to be treated as a U.S. person (each a "U.S. Holder"). As used herein the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder or partnership (which for purposes of this discussion includes any entity treated as a partnership for U.S. federal income tax purposes).

       This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, certain U.S. expatriates, dealers in securities, partnerships or other pass-through entities, tax-exempt organizations, persons holding the notes as part of a "straddle," "hedge," "wash sale," "constructive sale" or "conversion

                                       S-3
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transaction," or U.S. Holders whose functional currency is not the U.S. dollar).
Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the application of the federal gift tax, the alternative minimum tax, or, except as specifically noted, the federal estate tax.

       This discussion assumes that the notes are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. We will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion concerning the notes is based on the assumption that such treatment will be respected.

       If a partnership holds notes, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

       Prospective holders are urged to consult their own tax advisors as to the tax consequences of an investment in the notes, including the application to their particular situations of the tax considerations discussed below, as well as the application of state, local or foreign tax laws.

TAX CONSEQUENCES TO U.S. HOLDERS

       As discussed below, the federal income tax consequences to a U.S. Holder of owning and disposing of notes will depend upon:

       -     whether the notes are issued with "original issue discount,"

       - the relationship between the holder's tax basis in the notes and the stated principal amount of the notes, the "adjusted issue price" of the notes and/or certain other relevant characteristics of the notes, and

       -     under some circumstances, certain elections made by the holder.

  DETERMINING WHETHER THE NOTES BEAR ORIGINAL ISSUE DISCOUNT

       Original Issue Discount. The notes will be treated as issued with original issue discount ("OID") if their "stated redemption price at maturity" exceeds their "issue price" by more than a de minimis amount. It is anticipated that the notes will not be treated as issued with OID, but it is possible that they will be treated as issued with OID.

       Stated Redemption Price at Maturity. The "stated redemption price at maturity" of the notes is the sum of all payments due on the notes other than "qualified stated interest." As discussed below under "-- Qualified Stated Interest," all stated interest on the notes will be "qualified stated interest." Accordingly, the stated redemption price at maturity of the notes will be equal to their stated principal amount. As a result, there will be OID with respect to the notes only if the stated principal amount of the notes exceeds their "issue price" by more than a de minimis amount. See "-- De Minimis OID" below.

       Qualified Stated Interest. "Qualified stated interest" includes stated interest that is unconditionally payable in cash at least annually at single fixed rate. All interest on the notes will be "qualified stated interest."

       Issue Price. The "issue price" of the notes is the first price at which a substantial amount of the notes is sold for cash, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

       De minimis OID. If the stated principal amount of the notes exceeds the issue price of the notes by less than the product of (1) 0.25% of the stated principal amount and (2) the number of complete years until the maturity date of the notes as of the issue date, the amount of OID on the notes is treated as zero.

                                       S-4
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  INCOME, GAIN AND LOSS WITH RESPECT TO THE NOTES

       Payments of Interest. As discussed above at "-- Determining Whether the Notes Bear Original Issue Discount -- Qualified Stated Interest," interest on the notes constitutes qualified stated interest. Except as described below under "-- Amortizable Bond Premium" and "-- Interest Accrual Election," qualified stated interest will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

       Accrual of Original Issue Discount. Subject to the adjustments described below at "-- Market Discount," "-- Amortizable Bond Premium," "-- Acquisition Premium" and "-- Interest Accrual Election," if there is OID on the notes, it will be taken into account as described below. See "-- Determining Whether the Notes Bear Original Issue Discount."

       In general, each U.S. Holder of a note issued with OID, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on that note for all days during the taxable year in which the U.S. Holder owns the note. The daily portions of OID on a note are determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The "accrual period" of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. We will prepare any information returns required to be filed with the IRS using accrual periods corresponding to the six month intervals between payments of stated interest. See "-- Information Reporting and Backup Withholding."

       The amount of OID allocable to each accrual period is determined by (1) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of such accrual period by the yield to maturity of the note, determined as described below (as adjusted for the length of the accrual period) and (2) subtracting from that product the qualified stated interest on the note allocable to that accrual period. The "yield to maturity" of a note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the note, produces an amount equal to the issue price of the note. The "adjusted issue price" of a note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods. As a result of this "constant yield" method of including OID in income, the amounts so includable in income by a U.S. Holder, in respect of a note issued with OID, are generally lesser in the early years and greater in the later years than the amounts that would be includable on a straight-line basis.

       Tax Basis. A U.S. Holder's initial tax basis in a note will be equal to the purchase price paid by such U.S. Holder for such note. If there is accrued, unpaid qualified stated interest on the note at the time of purchase, a portion of the U.S. Holder's basis will be allocated to such interest and offset the U.S. Holder's income (if any) with respect to such interest. A U.S. Holder's remaining tax basis in the note will be increased by the amount of accrued market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis and decreased by the amortizable bond premium, if any, which the U.S. Holder has elected to offset against interest income. In addition, a U.S. Holder's tax basis in a note issued with OID will be increased by any accrued OID on such note and decreased by any acquisition premium adjustment made to the note. See the discussions of "-- Market Discount,"
"-- Amortizable Bond Premium" and "-- Acquisition Premium" below.

       Market Discount. The market discount rules discussed below apply to any note purchased at a price less than its stated principal amount (or, if the notes are issued with OID, its "revised issue price"). Generally, the "revised issue price" of a note is determined in the same manner as "adjusted issue price," discussed above at "-- Accrual of Original Issue Discount."

       If a U.S. Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, market discount is the amount by which the note's stated principal amount (or

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revised issue price if the notes are issued with OID) exceeds the U.S. Holder's tax basis in the note immediately after the note is acquired. However, if the market discount is less than 0.25 percent of the stated principal amount of the note (or revised issue price if the notes are issued with OID) multiplied by the number of complete years to maturity from the date when the holder acquired the note, the note will be deemed purchased with de minimis market discount, and will not be treated as purchased at a market discount. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield basis. This election is irrevocable. A U.S. Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction which is exempted by sections 1276(c) and (d) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A U.S. Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election is made to include the market discount in income on a current basis.

       Amortizable Bond Premium. If a U.S. Holder's initial tax basis in a note exceeds the stated principal amount of the note, such holder generally will be considered to have acquired the note with "amortizable bond premium." If the notes were issued with OID, such holder will not have to include any OID in income with respect to such note. A U.S. Holder generally may elect to amortize such premium using the constant yield method. The appropriate yield will be determined using principles similar to those discussed above at "-- Accrual of Original Issue Discount" and, if necessary, properly taking into account our option to redeem the notes described above at "Description of Notes -- Optional Redemption." U.S. Holders should consult their tax advisors as to whether and how our option to redeem the notes should be taken into account. The amount amortized in any year generally will be treated as a reduction of a holder's interest income on the note. The election to amortize the premium on a constant yield method, once made, generally applies to all bonds held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS.

       Acquisition Premium. If the notes are issued with OID and a U.S. Holder purchases a note for an amount that is in excess of its adjusted issue price but less than or equal to its stated principal amount, such U.S. Holder will generally be considered to have purchased the note with "acquisition premium" in an amount equal to the excess of the holder's adjusted basis in the note immediately after it is acquired over the adjusted issue price of the note. The "daily portion" of OID that would otherwise accrue with respect to a note will be reduced by an amount equal to such daily portion of OID multiplied by a fraction, the numerator of which is the excess of the holder's adjusted basis in the note immediately after it is acquired over the adjusted issue price of the note, and the denominator of which is the remaining OID to be accrued on the note. Alternatively, a U.S. Holder purchasing a note with acquisition premium may elect to compute OID accruals by treating the purchase as a purchase at original issue and apply the mechanics of the constant yield method, as described above at "-- Accrual of Original Issue Discount."

       Interest Accrual Election. A U.S. Holder may generally, upon election, include in income all interest (including stated interest, OID, de minimis OID, acquisition discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a note by using the constant yield method applicable to OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired such note, and may not be revoked without the consent of the Internal Revenue Service. If such election to apply the constant yield method is made, no interest on the note will be treated as "qualified stated interest," and, with respect to a note that bears market discount, the electing holder will be treated as having made the election described under the heading "-- Market

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Discount" above to include market discount in income currently. U.S. Holders should consult their tax advisors as to the effect and advisability of such election.

       Disposition of the Notes. Unless a non-recognition provision applies, the sale, exchange, redemption or other disposition of notes will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (except to the extent that amounts received are attributable to accrued but unpaid interest, which portion of the consideration would be subject to tax as ordinary income if the interest was not previously includable in income) and (2) the holder's adjusted tax basis therein. Subject to the discussion above with respect to market discount, such gain or loss will be capital gain or loss, and will generally be long-term gain or loss if a U.S. Holder held the notes for more than one year.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

       For each calendar year in which the notes are outstanding, we, our agents or a broker may be required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders, including corporations, qualified pension and profit sharing trusts and individual retirement accounts. Information reporting requirements, subject to exceptions, also may apply to the cash proceeds of a sale of the notes.

       Certain noncorporate holders may be subject to backup withholding on payments of principal and interest (including OID) on, or the proceeds of the disposition of, the notes. In general, backup withholding at the applicable statutory rate (currently 28%) will apply to "reportable payments" if a U.S. Holder fails to provide a correct taxpayer identification number or fails to report its full dividend and interest income. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

       Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

       The rules governing United States federal income taxation of Non-U.S. Holders are complex and no attempt will be made in this prospectus to provide more than a summary of such rules. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements and, in particular, the proper application of the United States federal withholding tax rules.

  PAYMENTS OF INTEREST ON THE NOTES

       Subject to the discussion below under the headings "-- Information Reporting and Backup Withholding," and "-- Effectively Connected Income," payments of interest (including OID) on the notes will generally not be subject to United States federal income or withholding tax provided that:

       - such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in
             Section 881(c)(3)(A) of the Code; and

       - the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the Non-U.S. Holder, as discussed below.

       The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on an appropriate form (generally IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address, and (1) the beneficial owner files that form with the withholding agent or (2) a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holds the notes on behalf of the beneficial owner, files with the withholding agent a statement that it has received the IRS Form W-8BEN from the beneficial owner and furnishes the withholding agent with a copy thereof.

  GAIN ON DISPOSITION OF NOTES

       Subject to the discussion below under the headings "-- Information Reporting and Backup Withholding," and "-- Effectively Connected Income," a Non-U.S. Holder will generally not be subject to United States federal income tax on a sale, exchange, redemption or other disposition of a note, provided that such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition.

  EFFECTIVELY CONNECTED INCOME

       If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes or gain from the sale, exchange or other disposition of the notes is effectively connected with the conduct of such trade or business (and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder being subject to United States federal income tax on a net basis), the Non-U.S. Holder, notwithstanding the rules described above, will generally be subject to regular United States federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above under the heading "-- Payments of Interest on the Notes," such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

       A Non-U.S. Holder's receipt of interest (including OID) on the notes or cash proceeds from the sale, exchange or other disposition of the notes may be subject to information reporting to the IRS as described above under "-- Tax Consequences to U.S. Holders -- Information Reporting and Backup Withholding." Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 28%) may apply to "reportable payments" if a Non-U.S. Holder fails to provide a certification of non-U.S. status or otherwise fails to establish an exemption from backup withholding.

       Payment of cash proceeds of the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder's non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

       Payment of cash proceeds of the disposition of notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the U.S., then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

       Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

  FEDERAL ESTATE TAXES

       A note held by an individual who at the time of death is not a citizen or resident of the United States for United States federal estate tax purposes will not be subject to United States federal estate tax as a result of such individual's death, provided that:

       - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Liberty entitled to vote; and

       - the interest accrued on the note was not effectively connected with a United States trade or business of the individual at the time of the individual's death.

                                  UNDERWRITING

       We intend to offer the notes through the underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated. Subject to the terms and conditions contained in a purchase agreement between us and the underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us all of the principal amount of the notes.

       We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

       The underwriter proposes initially to offer all or part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

       The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

       We estimate that our out-of-pocket expenses for this offering will be approximately $100,000.

NO SALES OF SIMILAR SECURITIES

       We have agreed with the underwriter that until the 10th day after the date of this prospectus supplement, subject to specified exceptions (including pursuant to any replacement or refinancing of the notes we intend to issue to subsidiaries of Comcast in connection with the QVC acquisition described above under "Recent Developments"), we will not, without the prior written consent of the underwriters, directly or indirectly, offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any other debt securities of ours which are substantially identical to the notes, or any securities of ours that are convertible into or exchangeable for the notes.

NEW ISSUE OF NOTES

       The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriter that it presently intends to make a market in the notes after completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

       In connection with the offering, the underwriter is permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

       Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

       In the ordinary course of their respective businesses, the underwriter and its affiliates have engaged, and may in the future engage, in commercial banking, investment banking and other transactions with us and our affiliates, and have performed other financial services for us and our affiliates. In connection with the offering of the notes, we have entered into a derivative transaction with an affiliate of the underwriter.

                                 LEGAL MATTERS

       Certain legal matters with respect to the validity of the issuance of the notes offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York and passed upon for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

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                                 $1,350,000,000

                           LIBERTY MEDIA CORPORATION

                          3.50% SENIOR NOTES DUE 2006

                  --------------------------------------------

                             PROSPECTUS SUPPLEMENT
                  --------------------------------------------

                              (LIBERTY MEDIA LOGO)

                              MERRILL LYNCH & CO.

                               SEPTEMBER 12, 2003

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